                                                                    Exhibit 2.02


                   AMENDMENT TO CONTRACT FOR SALE AND PURCHASE


         THIS AMENDMENT TO CONTRACT FOR SALE AND PURCHASE ("THIS AMENDMENT"), made as of the 3rd day of May, 2005, by and between, TALLAHASSEE MALL PARTNERS, LTD., a Florida limited partnership (the "SELLER"), and FMP TALLAHASSEE LLC, a Delaware limited liability company (the "BUYER"), is based upon the following

                                R E C I T A L S:

         A. Seller and Buyer are the Seller and Buyer, respectively, under a certain Contract for Sale and Purchase dated April 20, 2005, (the "ORIGINAL CONTRACT") relating to the "Tallahassee Mall," so-called, located in Tallahassee, Florida;

         B. Seller and Buyer have agreed to amend the Original Contract in the manner and to the extent hereinafter set forth,

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Seller and Buyer do hereby acknowledge, confirm and memorialize their mutual understandings in the following

                               A G R E E M E N T:

         1. Paragraph 1(l) of the Original Contract is hereby amended to reduce the Purchase Price from $65,000,000 to $61,500,000.

         2. Buyer's right to cancel the Original Contract pursuant to Paragraph 4(b) thereof is hereby waived. Accordingly, the Deposit has become non-refundable to Buyer, except pursuant to Paragraphs 1(b), 5 (except Paragraph 5(b)), 9, or 10 of the Original Contract.

         3. In the event that Sound Advice provides a Tenant Estoppel Letter that indicates that Sound Advice is no longer in possession of its premises, such indication shall not be deemed a Negative Tenant Disclosure under the Original Contract.

         4. Attached to this Amendment as Exhibit "A" is a schedule entitled "Pending Lease Activity," which contains a list and describes the rents and terms of certain prospective Leases that Seller is in the process of finalizing, but which the Tenants thereunder have not yet executed. Seller and Buyer agree that in the event that any particular Lease or Lease Renewal referred to in said Exhibit "A" is not signed by the Tenant and delivered to Buyer on or before the Closing Date (a "NON-LEASE"), a part of the Purchase Price equal to the "PRICE IMPACT" as to such incomplete Lease or Lease Renewal indicated on said Exhibit (which represents a two-year rent credit) shall be placed in escrow with Escrow Agent for a period of thirty (30) days (the "POST-CLOSING LEASING PERIOD") to allow Seller additional time to complete such documentation. Notwithstanding the foregoing: (a) Seller shall have the right, before the Closing Date and during the Post-Closing Leasing Period, to avoid payment to Buyer of all or part of such Price Impact by delivering to Buyer no later than the end of the Post-Closing Leasing Period a Lease with an alternate new Tenant reasonably acceptable to Buyer (i.e. no less creditworthy than the Tenant under the Non-Lease), for the same or other currently vacant space, reflecting at least the same Total Rent and Charges as shown on Exhibit "A" as to the Non-Lease; (b) in the event Seller is able to complete a Lease or Lease Renewal on terms with the Tenants listed on Exhibit "A" or an alternate Tenant reasonably acceptable to Buyer for Total Rent and Charges less favorable to landlord than those shown on Exhibit "A", there will be a reasonable, proportionate adjustment to the Price Impact so that Buyer receives a total economic benefit equivalent to that intended by Exhibit "A" and the parties agree to use good faith efforts to agree on some adjustment and document same at or prior to Closing; and (c) the provisions of this paragraph are not intended to negate the Buyer's rights to approve Tenants and lease terms as set forth in the Original Contract and any lease for which Buyer reasonably withholds Buyer's approval shall not entitle Seller to payment from the Price Impact funds. Any funds remaining in escrow as of the end of the Post-Closing Leasing Period and not then offset as permitted by this provision shall be paid to Buyer, together with any and all interest thereon.

         5. Buyer and Seller agree that (a) the Lender shall not be deemed to have approved the assumption of the existing loan by Buyer unless Lender approves the termination of the existing property management agreement and its replacement with a property management agreement between Buyer and its affiliated property management company (Feldman Equities Management LLC) and (b) Seller will terminate its existing property management agreement pertaining to the Property effective as of the Closing Date at Seller's expense.

         6. Seller and Buyer acknowledge and agree that Seller's interests, rights and responsibilities in and under the Environmental Escrow Agreement dated December 19, 1996 (a copy of which has previously been delivered to Buyer) are to be assigned to Buyer at Closing.

         7. Except to the extent amended herein, the Original Contract is hereby ratified and confirmed by the parties and declared by them as remaining valid and binding obligations of each of such parties. All capitalized terms contained in this Amendment that are not expressly defined herein shall have the same meanings, if any, as are ascribed to such terms in the Original Contract. In the event of any conflict or ambiguity between the terms and provisions of this Amendment and the terms and provisions of the Original Contract, this Amendment shall control to the extent of such conflict or ambiguity. Any references in the Original Contract or in this Amendment to "this Agreement" shall hereafter be deemed to refer collectively to the Original Contract, together with and as modified by this Amendment. This Amendment may be executed by the parties hereto in separate counterparts, all of which, when taken together, shall constitute one and the same agreement. No agreement shall exist pursuant to this Amendment unless and until this Amendment or a separate counterpart hereof is signed by each of the parties hereto. Facsimile counterparts of this Amendment as executed by such parties shall be deemed and treated as executed originals for all purposes.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                       SELLER:

                                       TALLAHASSEE MALL PARTNERS, LTD.
                                       a Florida limited partnership
                                       By: SGT Corp., its general partner

                                       By:
                                          --------------------------------------
                                       Name:     Gregory R. Greenfield
                                       Title:    President

                                       BUYER:

                                       FMP TALLAHASSEE LLC,
                                       a Delaware limited liability company


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------